Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

KAMAN REPORTS FOURTH QUARTER, YEAR 2007 RESULTS
Diluted earnings per share from continuing operations up 29.6% for the fourth quarter and 44.6% for the full year over year-ago periods.  Sales up 8.8% for the fourth quarter and 9.5% for the full year over year-ago periods.

BLOOMFIELD, Connecticut (February 28, 2008) – Kaman Corp. (NASDAQ-GS:KAMN) today reported financial results for the fourth quarter and year ended December 31, 2007.

On December 31, 2007, the company completed the sale of its wholly-owned subsidiary, Kaman Music Corporation, to Fender Musical Instruments Corporation for approximately $120 million in cash.  Kaman Music comprised the company’s entire Music segment, and the segment is classified as a discontinued operation for all periods in the report that follows.

Net earnings from continuing operations for the fourth quarter of 2007 were $9.0 million, or $0.35 per share diluted, an increase of 33.3% for net earnings and 29.6% for earnings per share diluted, over the $6.7 million, or $0.27 per share diluted, reported for the fourth quarter of 2006. The fourth quarter results for 2007 and 2006 include $0.8 million and $1.9 million, respectively, in pretax charges for the company’s SH-2G(A) helicopter program for Australia.  Including discontinued operations in both periods and a gain on the sale of discontinued operations of $11.5 million, or $0.46 per share diluted, in the 2007 period, net earnings for the fourth quarter of 2007 were $24.0 million, or $0.95 per share diluted, a 149.4% increase in net earnings and a 143.6% increase in net earnings per share diluted over the $9.6 million, or $0.39 per share diluted, reported for the fourth quarter of 2006. Net sales from continuing operations for the fourth quarter of 2007 increased 8.8% to $272.3 million, compared to $250.2 million reported for the fourth quarter of 2006.

For the full year 2007, the company reported net earnings from continuing operations of $36.5 million, or $1.46 per share diluted, an increase of 48.1% in net earnings and 44.6% in earnings per share diluted over the $24.6 million or $1.01 per share diluted, reported in the 2006 period. The 2007 and 2006 full year results include $6.4 million and $9.7 million, respectively, in pretax charges for the Australia program.  Including discontinued operations in both periods and the gain on the sale of discontinued operations in 2007, net earnings for 2007 were $55.9 million, or $2.23 per share diluted, a 75.9% increase in net earnings and a 71.5% increase in net earnings per share diluted over the $31.8 million, or $1.30 per share earnings diluted, for the 2006 full year.  Net sales from continuing operations for 2007 were $1,086.0 million, a 9.5% increase over the $991.4 million reported for 2006.

Neal J. Keating, president and chief executive officer, said, “Kaman Corporation continued its momentum of the past three years with solid performance in the fourth quarter and full year 2007.  Results were driven primarily by favorable conditions in many of our served markets, a range of strong military and commercial programs in our aerospace business and growth in our Industrial Distribution business as a result of the continued success of our national account initiative.   During 2007, Kaman made significant progress from both a strategic and operational perspective.  We are experiencing significantly improved performance and commensurate customer responsiveness resulting from the 2005 aerospace business realignment and continued emphasis on Lean processes throughout the organization.  In addition, the sale of our music business enables us to focus on our core aerospace and industrial distribution businesses going forward while further strengthening an already strong balance sheet and providing the financial capacity to execute on our strategic growth objectives.

Keating continued, “Kaman’s strength lies not only in the diversification of our businesses across aerospace and industrial distribution but in the mix of markets, technologies and customers we serve through these businesses.  In aerospace, our line-up includes mature, high-margin, proprietary products that enjoy a market-leading position such as those of our Specialty Bearings segment.  We also benefit from businesses that are earlier in their growth cycle, such as our Fuzing and Aerostructures segments, and we are investing the time and resources to address the needs of these businesses and move them up the curve as well.  In Industrial Distribution, our national accounts program has been effective both in driving growth and increasing our penetration in industries such as food & beverages that tend to be less cyclical.  This should provide a more stable business base in the event of a weakening economy.  For both aerospace and industrial distribution, we will focus on acquisition opportunities that add scale, purchasing power and margin improvement to our considerable internal assets.  Finally, I would like to recognize the many contributions Paul Kuhn has made during his tenure as Chief Executive Officer. Paul has provided tremendous leadership to our company through a significant transformation and his accomplishments have built a sturdy foundation and great potential for the future. On behalf of all the employees of Kaman Corporation I would like to thank him for his tireless efforts and wish him well on his retirement.”

“Kaman Reports Fourth Quarter, Year 2007 Results”
February 28, 2008

Segment reports follow:

Aerostructures segment operating income for the fourth quarter of 2007 was $3.4 million, compared to $3.7 million for the fourth quarter of 2006.  Segment sales were $28.1 million in the fourth quarter of 2007, compared to $23.3 million for the fourth quarter of 2006.  Segment operating income for the 2007 full year was $13.2 million, compared to $11.5 million for all of 2006.  Segment sales were $102.4 million in 2007, compared to $78.7 million for 2006.  The growth in net sales for the fourth quarter and year 2007 compared to the same periods in 2006 was primarily due to higher production levels and increased shipments to Sikorsky for the BLACK HAWK helicopter program.  The reduction in operating income for the fourth quarter of 2007 compared to the fourth quarter of 2006 was due to certain adverse adjustments resulting from a rapid increase in manpower, production inefficiencies and excess inventory at the Wichita facility experienced during the ramp up of several new programs.

Fuzing segment operating income for the fourth quarter of 2007 was $1.3 million, compared to $0.9 million in the fourth quarter of 2006.  Segment sales were $22.9 million for the fourth quarter of 2007, compared to $15.1 million in the fourth quarter of 2006.  Segment operating income for the 2007 full year was $10.5 million, compared to $7.8 million for 2006.  Segment sales were $87.5 million in 2007, compared to $71.1 million in 2006.  The increase in sales for the fourth quarter of 2007 compared to the fourth quarter of 2006 was due primarily to a higher sales volume in 40-millimeter fuzing and other segment products.  The increase in sales for the full year 2007 as compared to the full year 2006 was due primarily to the higher volume of Joint Programmable Fuze (JPF) program shipments to both U.S. and foreign militaries as well as greater shipments of 40-millimeter products.  The increase in operating income for the fourth quarter of 2007 compared to the fourth quarter of 2006 was driven by the segment’s traditional fuzing business and the increase in operating income for the year was driven by a combination of increased JPF program and 40-millimeter sales.   On December 31, 2007, the company sold the assets related to the 40-millimeter product line, which had been identified as a non-core asset.

Helicopters segment operating income for the fourth quarter of 2007 was $1.6 million (including a $0.8 million pretax charge for the Australia helicopter program), compared to $4.5 million (including a $1.9 million pretax charge for the Australia program) for the fourth quarter of 2006.  Segment sales were $17.3 million for the fourth quarter of 2007 compared to $27.8 million for the fourth quarter of 2006.  Segment operating income for the 2007 full year was $2.6 million (including $6.4 million in pretax charges for the Australia program), compared to $0.2 million (including $9.7 million in pretax charges for the Australia program) in 2006.  Segment sales were $72.0 million for the full year 2007, compared to $69.9 million for the full year 2006.  The decrease in sales and operating income for the fourth quarter of 2007 was due to lower Australia program sales, a K-MAX sale in the fourth quarter of 2006 that was not repeated in 2007, and lower subcontract sales.  The increase in sales for the year 2007 compared to the year 2006 was due to a greater volume of work on the depot level maintenance and upgrade program for the Egyptian SH-2G(E) aircraft, and the Sikorsky BLACK HAWK helicopter program involving fuselage joining and installation tasks along with various mechanical subassemblies.  The increase in operating income for the year 2007 compared to the year 2006 was due primarily to lower charges associated with the Australia program.

Specialty Bearings segment operating income for the fourth quarter of 2007 was $9.8 million, compared to $6.6 million in the fourth quarter of 2006.  Segment sales were $29.8 million in the fourth quarter of 2007, compared to $26.4 million in the fourth quarter of 2006.  Segment operating income for the 2007 full year was $41.4 million, compared to $28.6 million for all of 2006.  Segment sales were $124.0 million for 2007, compared to $106.3 million for 2006.  The segment delivered record sales and operating income for the fourth quarter and full year 2007 periods compared to the same periods of 2006, driven by higher product shipments to a wide range of customers.

Collectively, the four Aerospace Segments generated operating income for the fourth quarter of 2007 of $16.1 million, compared to $15.7 million for the fourth quarter of 2006; and sales of $98.2 million and $92.6 million, respectively for the same periods. Full year operating income for the four Aerospace Segments, collectively, was $67.8 million for 2007, compared to $48.1 million in 2006, while sales were $385.9 million and $326.0 million, respectively, for the same periods.

Industrial Distribution segment operating income for the fourth quarter of 2007 was $7.0 million, compared to $6.5 million in the fourth quarter of 2006.  Segment sales were $174.1 million in the fourth quarter of 2007, compared to $157.6 million in the fourth quarter of 2006.  Segment operating income for the 2007 full year was $33.0 million, compared to $35.2 million in 2006.  Segment sales were $700.2 million in the 2007 full year, compared to $665.4 million in 2006.

“Kaman Reports Fourth Quarter, Year 2007 Results”
February 28, 2008

The segment generated record sales for the fourth consecutive year, exceeding $700 million for the first time, with growth in the company’s national account business and continued strength in the energy and power generation, mining, oil exploration, and food processing industries offsetting weakness in housing-related industries.  The decrease in operating income for the full year 2007 compared to the full year 2006 is attributed primarily to additional start up costs for new branch openings and other implementation costs the company has incurred to establish several new national account contracts along with higher operating expense and personnel costs driven by the increased headcount necessary to support the company’s growing business base.

Discontinued Operations:  Music segment operating results are reported as discontinued operations for all periods presented.  Operating income was $5.5 million for the fourth quarter of 2007, compared to $4.9 million in the fourth quarter of 2006, while sales were $58.7 million in both periods.  For the 2007 full year, operating income was $12.5 million, compared to $11.6 million for 2006, while sales were $214.1 million compared to $214.7 million for 2006.

Please see the MD&A section of the company’s SEC Form 10-K filed concurrent with the issuance of this release for greater detail on the full year financial results and various company programs.

A conference call to discuss this report has been scheduled for tomorrow, February 29, 2008 at 11:00 AM ET.  Listeners may access the call live over the Internet through a link on the home page of the company’s website at http://www.kaman.com.  In its discussion, management will include certain non-GAAP measures related to company performance.  A reconciliation of this information to GAAP will be provided in the exhibits to the conference call and will be available through the Internet link provided above.

Forward-Looking Statements
This release may contain forward-looking information relating to the company's business and prospects, including the Aerospace and Industrial Distribution businesses, operating cash flow, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Those uncertainties include, but are not limited to: 1) the successful conclusion of competitions for government programs and thereafter contract negotiations with government authorities, both foreign and domestic; 2) political conditions in countries where the company does or intends to do business; 3) standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; 4) domestic and foreign economic and competitive conditions in markets served by the company, particularly the defense, commercial aviation and industrial production markets; 5) risks associated with successful implementation and ramp up of significant new programs; 6) satisfactory completion of the Australian SH-2G(A) program, including negotiation of payment and performance terms for the balance of the program as well as any additional work scope requested by the Commonwealth; 7) receipt and successful execution of production orders for the JPF U.S. government contract, including the exercise of all contract options and receipt of orders from allied militaries, as both have been assumed in connection with goodwill impairment evaluations; 8)  the University of Arizona’s continued failure to succeed in its appeals efforts to overturn the jury verdict that rejected the University's breach of contract claim against the company;  9) satisfactory resolution of the company’s contract dispute with the U.S. Army procurement agency relating to the FMU-143 program; 10) continued support of the existing K-MAX helicopter fleet, including sale of existing K-MAX spare parts inventory; 11) cost growth in connection with environmental remediation activities at the Moosup and New Hartford, CT facilities and such potential activities at the Bloomfield, CT facility; 12) profitable integration of acquired businesses into the company's operations; 13) changes in supplier sales or vendor incentive policies; 14) the effect of price increases or decreases; 15) pension plan assumptions and future contributions; 16) future levels of indebtedness and capital expenditures; 17) continued availability of raw materials in adequate supplies; 18) the effects of currency exchange rates and foreign competition on future operations; 19) changes in laws and regulations, taxes, interest rates, inflation rates, general business conditions and other factors; and 20) other risks and uncertainties set forth in the company's annual, quarterly and current reports, and proxy statements. Any forward-looking information provided in this report should be considered with these factors in mind. The company assumes no obligation to update any forward-looking statements contained in this release.
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Contact: Russell H. Jones
SVP, Chief Investment Officer & Treasurer
(860) 243-6307
Russell.Jones@kaman.com

“Kaman Reports Fourth Quarter, Year 2007 Results”
February 28, 2008

A summary of segment information follows:

Summary of Segment Information
(In thousands)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net sales:
Aerostructures	$28,148	$23,320	$102,362	$78,742
Fuzing	22,889	15,082	87,455	71,068
Helicopters	17,328	27,774	72,031	69,914
Specialty Bearings	29,830	26,449	124,009	106,278
Subtotal Aerospace Segments	98,195	92,625	385,857	326,002
Industrial Distribution	174,068	157,621	700,174	665,420
Net sales from continuing operations	272,263	250,246	1,086,031	991,422

Operating income:
Aerostructures	$3,357	$3,717	$13,219	$11,538
Fuzing	1,314	873	10,546	7,750
Helicopters	1,617	4,521	2,631	222
Specialty Bearings	9,765	6,556	41,387	28,630
Subtotal Aerospace Segments	16,053	15,667	67,783	48,140
Industrial Distribution	6,995	6,497	33,038	35,160
Net gain (loss) on sale of assets	2,564	(12)	2,579	(52)
Corporate expense (1)	(9,675)	(9,509)	(38,672)	(35,426)
Operating income from continuing operations	15,937	12,643	64,728	47,822

(1)	“Corporate expense” increased for the quarter and twelve months ended December 31, 2007 compared to the same periods of 2006, as shown below:

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Corporate expenses before breakout items	$(7,315)	$(6,583)	$(26,811)	$(25,181)

Breakout items:
Stock appreciation rights	(137)	(551)	(1,374)	(1,036)
Stock option expense	(231)	(242)	(1,528)	(1,102)
Pension expense	(96)	(876)	(385)	(3,484)
Supplemental employees' retirement plan	(1,503)	(1,350)	(6,014)	(5,399)
Group insurance	(393)	93	(2,560)	325
Legal - recapitalization	-	-	-	451
Corporate expense - total	$(9,675)	$(9,509)	$(38,672)	$(35,426)

“Kaman Reports Fourth Quarter, Year 2007 Results”
February 28, 2008

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Net sales	$272,263	$250,246	$1,086,031	$991,422

Cost of sales	197,520	181,503	785,086	719,999
Selling, general and administrative expense	61,370	56,088	238,796	223,549
Net (gain)/loss on sale of assets	(2,564)	12	(2,579)	52
	256,326	237,603	1,021,303	943,600
Operating income from continuing operations	15,937	12,643	64,728	47,822

Interest expense, net	1,464	1,662	6,336	6,244
Other expense, net	574	194	865	918

Earnings from continuing operations before income taxes	13,899	10,787	57,527	40,660
Income tax expense	(4,925)	(4,054)	(21,036)	(16,017)
Net earnings from continuing operations	8,974	6,733	36,491	24,643

Earnings from discontinued operations, net of taxes	3,536	2,909	7,890	7,143
Gain on disposal of discontinued operations, net of taxes	11,538	-	11,538	-
Total earnings from discontinued operations	15,074	2,909	19,428	7,143
Net earnings	$24,048	$9,642	$55,919	$31,786

Net earnings per share:
Basic net earnings per share from continuing operations	0.37	0.28	1.50	1.02
Basic net earnings per share from discontinued operations	0.14	0.12	0.32	0.30
Basic net earnings per share from disposal of disco oper	0.47	-	0.47	-
Basic net earnings per share	$0.98	$0.40	$2.29	$1.32

Diluted net earnings per share from continuing operations	0.35	0.27	1.46	1.01
Diluted net earnings per share from discontinued operations	0.14	0.12	0.31	0.29
Diluted net earnings per share from disposal of disco oper	0.46	-	0.46	-
Diluted net earnings per share	$0.95	$0.39	$2.23	$1.30

Average shares outstanding:
Basic	24,638	24,110	24,375	24,036
Diluted	25,393	24,917	25,261	24,869

Dividends declared per share	$0.140	$0.125	$0.530	$0.500

“Kaman Reports Fourth Quarter, Year 2007 Results”
February 28, 2008

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2007	December 31, 2006
Assets:
Current assets:
Cash and cash equivalents	$73,898	$12,720
Accounts receivable, net	158,435	163,163
Inventories	210,341	188,869
Deferred income taxes	28,724	24,687
Other current assets	20,231	16,385
Assets held for sale	-	107,407
Total current assets	491,629	513,231
Property, plant and equipment, net	53,645	49,954
Goodwill and other intangible assets, net	46,188	42,495
Deferred income taxes	3,594	16,797
Overfunded pension	30,486	-
Other assets, net	9,321	7,936
	$634,863	$630,413

Liabilities and shareholders' equity:
Current liabilities:
Notes payable	$1,680	$-
Current portion of long-term debt	-	1,551
Accounts payable - trade	74,236	77,263
Accrued salaries and wages	25,328	23,955
Accrued pension costs	14,202	2,862
Accrued contract losses	9,513	11,542
Advances on contracts	9,508	10,215
Other accruals and payables	36,162	39,649
Income taxes payable	12,002	8,787
Liabilities held for sale	-	23,302
Total current liabilities	182,631	199,126

Long-term debt, excl. current portion	11,194	72,872
Other long-term liabilities	46,512	61,854
Commitments and contingencies
Shareholders' equity	394,526	296,561
	$634,863	$630,413